EXHIBIT 10.28

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

DISTRIBUTORSHIP AGREEMENT

THIS EXCLUSIVE DISTRIBUTORSHIP AGREEMENT (this “Agreement”) is made as of this 22nd day of June, 2006 by and between Smart Energy Solutions, Inc., a corporation organized and existing under the laws of the State of Nevada, United States, having its principal place of business at 207 Piaget Avenue, Clifton, NJ 07011(“Manufacturer”) and Carter Group, Inc., a corporation organized and existing under the laws of the State of Florida, having its principal place of business at 5108 Fairway Oaks Drive, Windermere, FL 34786 (“Distributor”).

RECITALS

WHEREAS, Manufacturer is the exclusive owner and has all right, title and interest to proprietary products currently referred to as the “Battery Brain”; and

WHEREAS, Distributor desires to be appointed as the exclusive distributor of the product to new car dealers (the “Market Segment”)in the territory set forth in Exhibit A (the “Territory”), and Manufacturer has agreed to appoint Distributor as its exclusive distributor on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1. Exclusive Appointment of Distributor and Grant of License; Product Alterations.

1.1  Exclusive Appointment. Pursuant to the terms and conditions contained in this Agreement, Manufacturer grants and Distributor accepts (i) the exclusive right to promote and sell the Battery Brain product as such are set forth in Exhibit D attached hereto and made a part hereof (the “Product”) in the Market Segment and Territory, including to such customers in the Territory that intend to export the Product outside of the Territory; and (ii) a non-exclusive, royalty-free license to use Manufacturer’s trade name and trademark in connection with this Agreement.

1.2  Sole Distributorship. During the Term (as defined below), Manufacturer shall not appoint any other person or entity as a distributor or agent for the sale of the Product in the Market Segment and Territory. Notwithstanding the foregoing, Manufacturer shall be entitled to sell the Product outside the Market Segment and Territory even if such customers intend to export the Product into the Territory and Manufacturer shall be entitled to sell the Product directly in the Territory, provided that (i) its efforts thereunder do not conflict with the efforts of the Distributor; and (ii) Distributor is compensated for such sales by Manufacturer.

1.3  Alterations to Product. Manufacturer, at its option, subject to giving ninety (90) days notice, may discontinue the manufacture and/or sale of the Product, and may modify or alter the Product as Manufacturer, in its sole discretion, deems appropriate; provided, however, that in the event Manufacturer modifies or alters the Product, other than pursuant to an individual customer request or requirement, then Manufacturer shall, at no cost to Distributor, trade out all of Distributor’s then remaining inventory for the new, modified or altered Product. This trade however, shall only apply to discontinued Products and not to new or enhanced Products.

2.   Marketing; Sales and Training.

2.1 Preliminary Marketing Plan; Business Plan. Prior to or simultaneously herewith, Distributor has submitted to Manufacturer a preliminary marketing plan, summarizing its plan for the promotion, marketing and distribution of the Product within the Term. Within thirty (30) days of the date hereof, Distributor shall submit to Manufacturer a business plan (the “Distributor’s Business Plan”) of its promotion, marketing and distribution of the Product within the Territory, including without limitation, sales targets for each quarter in the Term. The Manufacturer and Distributor shall agree to the quotas and other milestones set forth in the Distributor’s Business Plan.

2.2 Marketing Materials. Manufacturer shall provide to Distributor, upon request and at no cost to Distributor, copies of English-language sales materials with respect to the Product that Manufacturer generally makes available to its distributors within the United States of America, and Distributor may reproduce such materials as reasonably required, provided that all copyright, trademark and other property markings and notices are reproduced in full. Such materials shall remain the property of Manufacturer and, except insofar as they are distributed by Distributor in the course of the performance of his duties under this Agreement, shall be returned to Manufacturer promptly following the expiration or termination of this Agreement. Manufacturer shall have the right to review and approve all of Distributor's sales materials bearing the name or trademarks of Manufacturer to ensure proper use of Manufacturer's name and trademarks and the accuracy of any product performance claims, such approval not to be unreasonably withheld.

2.3  Certain Marketing Obligations. In connection with the promotion and marketing of the Products, Distributor shall

(a)  make clear, in all dealings with customers and prospective customers, that it is acting as distributor of the Products and not as agent of Manufacturer;

(b)  comply with all legal requirements from time to time in force relating to the storage, distribution, and sale of the Products; and

(c)  provide Manufacturer on a quarterly basis a report, in such form as Manufacturer may reasonably request, of all activity relating to the Product during the period; and consult with Manufacturer for the purpose of assessing the state of the market in the Territory.

2.4 Sales Organization.

(a)  Distributor represents and warrants that the description of its sales organization that has been provided to Manufacturer and attached hereto as Exhibit B is true and accurate in all respects and fairly represents the sales organization of Distributor.

(b)  Distributor shall establish and maintain an adequate organization for sales, and, where appropriate, after-sales service, with all means and personnel as are necessary to ensure the fulfillment of its obligations under this Agreement, including without limitation, meeting the objectives set forth in the Distributor’s Business Plan.

2.5  Sales Targets. During each year of the Term, Distributor shall purchase a quantity of units of the Products equal to at least the guaranteed minimum target, which may be amended from time to time upon mutual written agreement between the parties hereto (the “Guaranteed Minimum Target”) for the applicable year as follows:

Year	Guaranteed Minimum Target
1st Year of Term	*
2nd Year of Term	*
3rd Year of Term	*

If at the end of the applicable year, the Guaranteed Minimum Target has not been attained, Manufacturer shall be entitled, at its option, subject to giving ten (30) days notice, to (1) terminate this Agreement, or (2) cancel Distributor’s exclusivity, or (3) reduce the extent of the Territory. This right shall, however, be exercised in writing not later than three (3) months after the end of the year in which the Guaranteed Minimum Target has not been attained.

2.6 Training. The Manufacturer shall provide Distributor with reasonable product training with respect to the Products. All of the Manufacturer's costs and expenses associated with such assistance shall be borne by the Manufacturer.

3.  Purchase and Delivery of Products.

___________________
* Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

3.1  Purchase Order. Distributor shall order the Products from Manufacturer by submitting to Manufacturer a purchase order (the “Purchase Order”) in the form set forth in Exhibit C attached hereto and made a part hereof. Nothing in this Agreement shall entitle Distributor to any priority of supply in relation to the Products as against Manufacturer’s other distributors or customers.

3.2 Precedence of Terms. Sales of the Products pursuant to the Purchase Orders shall be governed by this Agreement and the Manufacturer’s Standard Terms of Sale (the “Standard Terms”) as they may be in effect from time to time, which may be changed by Manufacturer in its sole discretion. Manufacturer shall give to Distributor notice in writing of any material change in such Standard Terms prior to such change taking effect. To the extent that there is a conflict or inconsistency between the terms of this Agreement and the Standard Terms, the terms of this Agreement shall take precedence.

3.3 Additional Duties of Distributor. With respect to each Purchase Order, Distributor shall be responsible at Distributor’s cost and expense for: (1) ensuring the accuracy of the Purchase Order; (2) providing Manufacturer with any information necessary to enable Manufacturer to process the order; (3) complying with applicable legal requirements in the Territory, including, without limitation, labeling and marketing legal requirements; and (4) obtaining any necessary governmental permits, licenses, certificates of origin, approvals, and other requisite documents in respect of the importation of the Products into the Territory and their resale in the Territory. Further, Distributor shall maintain an adequate amount of Product inventory to service the Market Segment in the Territory, and the initial amount of Product for which Distributor shall issue a purchase order hereunder is 6,000 units. Distributor shall also maintain a sales force reasonably adequate to service the Market Segment in the Territory.

3.4 Delivery. As soon as practicable after Manufacturer’s acceptance of a Purchase Order, but in no event more than three (3) days, Manufacturer shall notify Distributor of the estimated delivery date (the “Estimated Delivery Date”) for the Products purchased. Manufacturer shall deliver the purchased Products at Distributor’s expense in accordance with the method specified in the Purchase Order.

3.5  Title; Risk of Loss. The title to any of the Products shall not pass to Distributor until Manufacturer has received payment in full of Purchase Order; provided, nevertheless, that the risk of loss of or damage to any of the Products shall pass to Distributor from the time of delivery to the carrier at Manufacturer’s premises, whichever is earlier.

3.6 Time Limit for Rejection or Revocation of Acceptance of the Goods. Rejection or revocation of acceptance by Distributor of the Products must be made within seven (7) days after delivery of the Products to Distributor. No defective Products may be returned to Manufacturer unless first authorized in writing by Manufacturer.

4.   Payment for Products.

4.1  Prices. Attached hereto as part of Exhibit D is Manufacturer's price schedule for the Products. All prices are exclusive of import duties, landing charges, and governmental excise, sales, use, occupational and similar taxes. The prices shall be subject to change by Manufacturer from time to time upon sixty (60) days prior written notice to Distributor; provided, however, that no price change shall affect purchase orders accepted by Manufacturer prior to notifying Distributor of such change.

4.2  Transportation Costs. Distributor shall, in addition to the price, be liable for arranging and paying all costs of transport and insurance. If Manufacturer agrees at the request of Distributor to arrange for transport and insurance as agent for Distributor, Distributor shall reimburse Manufacturer the full shipping, handling, and other expenses thereof and all the applicable provisions of this Agreement shall apply with respect to the payment of such costs as they apply to payment of the price of the Products.

4.3  Taxes; Duties. All prices for the Products are exclusive of any applicable taxes, including sales tax or any other value-added tax, for which Distributor shall be additionally liable. Distributor shall pay costs and expenses of obtaining any necessary governmental permits, licenses, approvals, and other requisite documents in connection with the import or export of the Products and any applicable duties, customs, tariffs, or other charges thereon.

4.4  Payment Method. Unless otherwise agreed by the parties in writing, payment shall be made by the Distributor separately for each purchase order accepted by the Manufacturer. The Distributor shall pay all invoice amounts within sixty (60) days of the date of invoice in U.S. dollars. .

4.5 Failure to Pay. If Distributor fails to pay the price and other amounts due for any Products prior to or on the date such payment is due, Manufacturer shall be entitled (without prejudice to any other right or remedy it may have) to:

(a) cancel or suspend any further delivery to Distributor;

(b)  sell or otherwise dispose of any Products which are the subject of any order by Distributor, whether or not appropriated thereto, and apply the proceeds of sale to the overdue payment; and

(c)  charge Distributor interest on the price at the rate of the lesser of one and one-half (1.5%) per cent per month from the date the payment became due until actual payment is made.

5.   Resale by Distributor.

5.1  Generally. Distributor shall be entitled to sell, in its own name and for its own account, the Products in the Market Segment and Territory. Distributor shall have the right during the Term to describe itself as Manufacturer’s “Authorized Distributor” for the Products in the Market Segment and Territory, but shall not hold itself out as Manufacturer’s agent or as being entitled to bind Manufacturer in any way. Distributor shall use its best efforts to promote the sale of the Products in the Territory in accordance with the Distributor’s Business Plan and Manufacturer’s policy and shall protect Manufacturer’s interests. Distributor agrees that all its sales efforts are to be directed only to customers in the Territory.

5.2  Resale Prices. Distributor shall be entitled to charge its customers the resale prices of the Products as it determines in its sole discretion. Distributor shall avoid such pricing policies as would clearly adversely affect the image of the Products.

6.             Manufacturer’s Trademarks; Other Intellectual Property; IP Indemnity; Confidentiality.

6.1  Authorization. Manufacturer hereby authorizes Distributor to use Manufacturer’s trademarks and trade names (collectively, the “Trademarks”) in the Territory solely on or in relation to the Products for the purposes only of exercising its rights and performing its obligations under this Agreement. Such authorization shall cease immediately upon the expiration or termination, for any reason, of this Agreement; provided, however, that Distributor shall have the limited right sell the Products in stock at the date of expiration of this Agreement which bear the Trademarks.

6.2  Use of Trademarks. Distributor shall ensure that each reference to and use of any of the Trademarks by Distributor is in a manner from time to time approved by Manufacturer and accompanied by an acknowledgment, in a form approved by Manufacturer, that the same is a trademark (or registered trademark) of Manufacturer.

6.3  Prohibited Conduct. Distributor shall not:

(a)  Make any modifications to the Products;

(b)  Alter, remove or tamper with any Trademarks, numbers, or other means of identification used on or in relation to the Products;

(c)  Use any of the Trademarks in any way which might prejudice their distinctiveness or validity or the goodwill of Manufacturer therein or in any manner not previously approved by Manufacturer;

(d)  Use in relation to the Products any trademarks other than the Trademarks without obtaining the prior written consent of Manufacturer; or

(e)  Use in the Territory any trademarks so resembling any Trademark as to be likely to cause confusion or deception.

6.4  Rights in Trademarks. Except as provided in this Section 6, Distributor shall have no rights in respect of any Trademarks used by Manufacturer in relation to the Products or of the goodwill associated therewith, and Distributor hereby acknowledges that, except as expressly provided in this Agreement, it shall not acquire any rights in respect thereof and that all such rights and goodwill are, and shall remain, vested in Manufacturer. Distributor shall not register any Trademarks (or which are confusingly similar to the Trademarks) in the Territory or elsewhere.

6.5  Enforceability of Intellectual Property Rights. Distributor shall take all such steps as Manufacturer may reasonably require to assist Manufacturer in maintaining the validity and enforceability of the intellectual property rights of Manufacturer in the Territory provided that Manufacturer shall reimburse Distributor for all costs or other liabilities arising from or in connection with such steps which have previously been approved by Distributor in writing.

6.6  Agreements. Distributor shall, at the request of Manufacturer, execute such registered user agreements or licenses in respect of the use of the Trademarks in the Territory in the name of the Manufacturer as Manufacturer may request, provided that the provisions thereof shall not be more onerous or restrictive that the provisions of this Agreement.

6.7  Protection of Intellectual Property. Distributor shall not do or authorize any third party to do any act which would or might invalidate or be inconsistent with any intellectual property rights of Manufacturer.

6.8  Notification of Infringement; Intellectual Property Indemnification. Distributor shall promptly notify Manufacturer of any actual, threatened or suspected infringement in the Territory of any intellectual property rights of Manufacturer which comes to Distributor’s attention, and of any claim by any third party so coming to its attention that the importation of the Products into the Territory, or their sale therein, infringes any rights of any other person, and Distributor shall at the request and expense of Manufacturer do all such things as may be reasonably requested to assist Manufacturer in relation to any such infringement or claim. Manufacturer shall defend, indemnify, and hold harmless the Distributor for any loss, damage, liability or expense, including reasonable attorneys’ fees, arising out of any third party claim of infringement of any patent, trademark, trade names, or copyright based on the manufacture, sale, license, use or installation of any materials, equipment, programs or services in connection with this Agreement. Manufacturer shall defend or settle, at its own expense, any action for which it is responsible hereunder.

6.9 Confidential Information. During the Term and after the expiration of the Term, Distributor shall hold in strictest confidence and shall not directly or indirectly disclose, use or publish any of the Confidential Information (defined below) unless expressly authorized in writing by Manufacturer. As used in this Agreement, the term "Confidential Information" means all items, materials and information which belong to the Manufacturer and are not generally known to the public, or which have been confidentially provided to the Distributor. Confidential Information includes, but is not limited to, this Agreement and the terms hereof, pricing information and policies, information concerning: trade secrets (as defined by applicable law); computer programs

(code); software; research and development projects and materials; the Distributor’s Business Plan; methods of operation; technical information; processes; formulas; compositions; systems; techniques; non-public know-how of the Manufacturer or its customers; customer account information, lists and data; estimating procedures; sources of supplies or materials; marketing plans or strategies; the existence and contents of agreements; financial information, data, statements or accounts; and all documentation, reports and data (recorded in any form) relating to the foregoing. Confidential Information does not include anything described above which (i) is or becomes generally available to the public other than as a result of a disclosure by Distributor, its agents, representatives, advisors or employees; or (ii) becomes available to Distributor or to Distributor’s agents, representatives, advisors or employees on a non-confidential basis from a source which was not then prohibited from disclosing such Confidential Information to us by a legal, contractual or fiduciary obligation to Manufacturer; or (iii) was in Distributor’s possession, or in the possession of Distributor’s agents, representatives, advisors or employees, or otherwise available to Distributor’s, or Distributor’s agents, representatives, advisors or employees, on a non-confidential basis prior to its disclosure to Distributor or one or more of Distributor’s agents, representatives, advisors or employees; or (iv) was independently developed by Distributor without access to or the benefit of the Confidential Information.

7.   Term and Termination.

7.1  Term. The term of this Agreement shall be for three (3) years, renewable annually, commencing as of the date hereof, unless cancelled or terminated earlier as provided in this Agreement (the “Term”). Distributor understands that the Distributor’s sales of the Products during each year of the Term shall be reviewed at the end of such year and this Agreement may be terminated pursuant to Section 2.5 should the Guaranteed Minimum Target for the applicable year not be attained.

7.2  Termination.

(a)  Manufacturer shall be entitled to terminate this Agreement by giving not less than twenty (30) days’ written notice to Distributor if there is any material change in the management, ownership or control of Distributor. Distributor agrees to provide notice to Manufacturer no earlier than thirty (30) business days prior to the consummation of any change in the management, ownership or control of Distributor.

(b)  Without prejudice to any other provision in this Agreement, Manufacturer shall be entitled to terminate this Agreement by giving not less than five (5) days’ written notice to Distributor upon the occurrence of any of the following:

(i)  Distributor fails to perform its obligations under the Distributor’s Business Plan and such non-performance continues for thirty (30) days after written notice giving full particulars of such non-performance and requiring it to be remedied;

(ii)  Distributor commits any breach of any of the provisions of this Agreement and, in the case of a breach of a payment obligation, fails to remedy the same within five (5) days after written notice of such failure to pay, and in the case of a breach of any other obligation, fails to remedy the same within thirty (30) days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied ;

(iv)  Distributor ceases to carry on business or becomes unable to perform its obligations to Manufacturer.

(c) In addition to Manufacturer's right to terminate this Agreement pursuant to 7.2(b) hereof, either party may terminate this Agreement as follows:

(i) if the other party commits a material breach of any of the provisions of this Agreement and does not cure such breach within thirty (30) days after receipt of written notice thereof;

(ii) immediately if the other party is unable to obtain or renew any permit, license or other governmental approval necessary to carry on the business contemplated under this Agreement;

(iii) immediately upon written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution; or

(iv) without cause one hundred eighty (180) days after the delivery to the other party of written notice of termination.

7.3  Obligations Upon Termination. Upon expiration of the Term for any reason:

(a) All further rights and obligations of the parties shall cease, except that the parties shall not be relieved of (i) their respective obligations to pay monies due or which become due as of or subsequent to the date of expiration or termination, and (ii) any other respective obligations under this Agreement which specifically survive or are to be performed after the date of expiration or termination

(b)  Within thirty (30) days after the Term, Distributor shall, at its own expense, return to Manufacturer all promotional material and other documents and samples which have been supplied to it by Manufacturer which are in Distributor’s possession;

(c)  At any time after the Term, Manufacturer, at its option, shall be entitled (but not obliged) to buy from Distributor all or any part of the inventory of the Products then held by Distributor at the price originally paid by Distributor. Any Products not so purchased by Manufacturer can be sold by Distributor in accordance with this Agreement within one-hundred eighty (180) days after the Term.

   (d)  Distributor shall have no claim against Manufacturer for compensation for loss of distribution rights, loss of goodwill or any similar loss.

7.4  Change of Control. For purposes of this Agreement, a "Change of Control" shall mean (i) an acquisition of any voting securities of Manufacturer (the "Voting Securities") by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (or any foreign equivalent) (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act (or any foreign equivalent)) ("Beneficial Ownership") of 15% or more of the combined voting power of Manufacturer’s then outstanding Voting Securities with or without the approval of Manufacturer’s Board of Directors (“Board”); (ii) a merger or consolidation that results in more than 50% of the combined voting power of Manufacturer’s then outstanding Voting Securities or its successor changing ownership (whether or not approved by the Board); (iii) the sale of all or substantially all of Manufacturer’s assets, or the entity that owns the Batter Brain™ assets; (iv) approval by the shareholders of Manufacturer of a plan of complete liquidation of Manufacturer; or (v) the individuals constituting the Board as of the date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least 1/2 of the members of the Board. In the event of a Change of Control, then Distributor, at its option, may terminate this Agreement in consideration for being granted 250,000 warrants of SMGY (or its successor) stock at a strike price of forty five cents (U.S.) (US$0.45). If Distributor elects not to terminate this Agreement and accept the warrants in the event of a change of control, then Manufacturer or its successor, at Manufacturer’s or successor’s option, shall either (i) extend the term of this Agreement for a period of three (3) years from the effective date of the Change of Control, in which case the notice provision pursuant to the termination for no cause provision of Section 7.2(c)(iv) shall be extended to three hundred sixty (360) days; or (iii) pay Distributor an amount equal to two (2) times the amount of annual gross profit generated by Distributor in the immediately preceding 12 month period of this Agreement.

8.   Covenant Not to Compete; Non-Solicitation.

8.1  Covenant Not to Compete. Distributor hereby covenants and agrees that, during the Term, neither Distributor nor its Affiliates (hereinafter defined) shall, directly or indirectly:

(a)  represent, manufacture, market, or sell in the Territory any products which are in direct competition with the Products;

(b) engage, invest, participate, or be interested in any business which competes with Manufacturer as Manufacturer’s business exists as of the date hereof (collectively, the "Restricted Business"), anywhere in the Territory; or

(c) have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than one percent (10%) of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, agent, lender, representative, partner, employee or consultant, or otherwise engage or invest or participate in any Restricted Business;

8.2   Non-solicitation. Distributor hereby covenants and agrees that, during the Term, and continuing until the one (1) year anniversary of the expiration of the Term, neither Distributor nor its Affiliates (hereinafter defined) shall, directly or indirectly:

(a)  solicit or recruit, or attempt to solicit or recruit, for employment or for independent contract in connection with any Restricted Business operating in the Territory, any employee or independent contractor who is or was employed or under contract with Manufacturer during the Term; or

(b)  solicit the business of any customer or prospective customer of Manufacturer’s (i) whose needs became known to Distributor during the term of this Agreement, or (ii) with whom Distributor has had dealings as a result of this Agreement, wherein such solicitation involves any service or product that is similar to or in competition with any service or product of Manufacturer either existing or in the process of being developed at the time of the termination of this Agreement;

(c) Nothing herein shall prohibit Distributor or Distributor’s affiliates from hiring any employee of Manufacturer if such employee answers an advertisement for employment with Distributor or Distributor’s affiliates in any newspaper of general circulation or trade publication
8.3   Outside the Territory. Distributor shall not market, advertise, or sell any Products or establish any branch or maintain any distribution depot for distribution of the Products outside the Territory or outside its approved Market Segment. Provided, however, that nothing in this Agreement shall prohibit Distributor from selling any Products to such customers in the Territory that intend to export the Product outside of the Territory.

8.4   Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be unenforceable because of the scope, duration or area of its applicability, a court of competent jurisdiction shall have the right to modify such scope, duration or area or all of them so as to render them enforceable, and such provision shall then be applicable in such modified form.

8.5  Affiliate. The term "Affiliate", as used herein, shall be deemed to mean, with respect to any Person, any Person directly related to such Person, whether through blood or marriage, and any Entity directly or indirectly controlled by such Person, through the ownership of all or any part of such Entity; and, with respect to any Entity, any Person or Entity directly or indirectly controlling, controlled by or under direct or indirect common control with such Entity, through employment or ownership, in whole or in part. The term "Person", as used herein, shall be deemed to mean an individual. The term "Entity", as used herein, shall be deemed to mean a corporation, partnership, association, trust, estate or other entity or organization.

9.   Limited Product Warranty; Indemnification.

9.1   Limited Product Warranty.

(a)  Manufacturer shall provide to the ultimate end-user (the “Covered Person”) that originally purchases the Products from Distributor or its agents or sub-distributors a limited product warranty (the “Limited Warranty”) that the Product shall be free from defects in material and workmanship for a period of twenty-four (24) months from the date of purchase (the “Warranty Period”), subject to the conditions and limitations set forth herein. The Limited Warranty shall be provided only to the Covered Person and no other person. The Limited Warranty shall be void unless a warranty registration card and proof of purchase, in a form approved by Manufacturer, is completed by the Covered Person and mailed to Manufacturer within thirty (30) days from the date of purchase. The sole and exclusive remedy for defects in Products covered by this Limited Warranty shall be limited to the correction of the defect by repair or replacement, at Manufacturer’s option. The Limited Warranty shall not apply to Products that have been subjected to mishandling, misuse, neglect, improper or inadequate storage, improper testing, improper installation, repair, alteration, damage, assembly, or processing that alters physical or electrical properties. This Limited Warranty shall terminate upon expiration of the Warranty Period.

(b)  Limited Warranty Claim Procedure. If a Product is defective, the Covered Person shall, during the Warranty Period, return the product to Distributor, who shall inspect the returned Product for defects. If Distributor reasonably believes that the returned Product is defective and is covered under the Limited Warranty, it shall forward the returned product to Manufacturer for repair or replacement. Manufacturer shall determine in its sole discretion whether to repair or replace any defective product covered by this Limited Warranty. Manufacturer shall pay the shipping charges to return the product to Distributor and bear the risk of loss during transit, unless Manufacturer determines that the defect is not covered by the Limited Warranty. In the event that Distributor or Manufacturer determines that a returned product is not covered by the Limited Warranty, it shall immediately notify the Covered Person and request instructions regarding disposition, and Distributor shall repay to Manufacturer the cost of shipping the product to Manufacturer.

(c)  IN NO EVENT WILL MANUFACTURER BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES TO DISTRIBUTOR OR DISTRIBUTOR’S CUSTOMERS. THE LIMITED WARRANTY TO COVERED PERSONS IS IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.2   Distributor’s Indemnity. Distributor shall indemnify and hold harmless Manufacturer and its Affiliates, officers, directors, stockholders, employees, and agents, and the successors and assigns of all of them ( "Manufacturer’s Indemnified Parties"), and shall reimburse Manufacturer’s Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys' fees) directly or indirectly arising from or in connection with (a) any failure by Distributor to perform or comply with any agreement, covenant or obligation in this Agreement, (b) any claim made at any time by any governmental authority with respect to the business of Distributor and Distributor’s marketing, distribution, or sale of the Product; and (c) any warranty claim pursuant to Section 9.1 hereof, if the Product that is asserted to be defective has been subjected by Distributor to mishandling, misuse, neglect, improper or inadequate storage, improper testing, repair, alteration, damage, assembly, or processing that alters physical or electrical properties. This Section 9.2 shall survive the expiration of the Term

9.3  Manufacturer’s Indemnity. The Manufacturer shall indemnify and hold harmless the Distributor and its Affiliates, officers, directors, stockholders, employees, and agents, and the successors and assigns of all of them ("Distributor’s Indemnified Parties") and shall reimburse from and against any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys' fees) directly or indirectly arising from or in connection with any third party claim for death, injury or damage to property resulting from the intended and proper use of any of the Products; provided, that the Distributor shall have notified the Manufacturer promptly of such claim and shall assist and cooperate with the Manufacturer in the defense of such claim. This Section 9.3 shall survive the expiration of the Term.

10.   Miscellaneous.

10.1  Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, two (2) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth on the first page of this Agreement, (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being addressed to the intended recipient as set forth on the first page of this Agreement; or (d) if given by facsimile, once such notice is transmitted to the facsimile number specified in writing by the intended recipient for such purpose and the appropriate answer back or telephonic confirmation is received. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.2   Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New Jersey, United States, without giving effect to principles of conflicts of law.

10.3  Dispute Resolution; Arbitration; Waiver of Jury Trial.

(a)  Initial Dispute Resolution. In the event of any dispute relating to this Agreement or the breach, termination or validity thereof, the party making the claim will give notice to the other party setting forth the matters in dispute. The parties shall negotiate in good faith to resolve such dispute for thirty (30) days following the receiving party’s receipt of such notice of dispute. If the parties hereto shall not have resolved the dispute within such thirty (30) day period, the items in dispute will be exclusively and finally determined and settled by binding arbitration in accordance with this Section 10.3, in which case either party may submit the dispute to arbitration in accordance with the procedures set forth below.

(b)  Arbitration Rules. Any claim, controversy or dispute concerning questions of fact or law arising out of or relating either to this Agreement in connection with the performance by either party hereto, or to the threatened, alleged, or actual breach thereof by either party hereto which is not disposed of by mutual agreement pursuant to Section (a) above, shall be settled by arbitration, to be held in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), before an arbitrator jointly selected by Manufacturer and Distributor. If the parties are unable to agree upon a single arbitrator, each party will select one arbitrator from the AAA list and the two arbitrators shall select a third arbitrator from the AAA list. The decision of the arbitrator shall be final, conclusive, and binding upon the parties hereto. Judg-ment upon an award rendered by the arbitrator may be entered in any court of competent jurisdiction. Except as otherwise specifically provided in this clause, neither party hereto shall institute any action or proceeding against the other party hereto in any court with respect to any dispute which is or could be the subject of a claim or proceeding pursuant to this clause. The law to be applied in any such arbitration shall be that law referenced in Section 10.2 hereof.

(c)              Waiver of Jury Trial. THE PARTIES AGREE AND ACKNOWLEDGE THAT THEY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, and shall apply to any subsequent amendments, renewals, or modifications to this Agreement or any Exhibit to this Agreement.

10.4  Entire Agreement. This Agreement and the Annexes attached hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior or contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

10.5  Assignment. Except as permitted in Section 2.4, neither Distributor nor Manufacturer shall assign or delegate, by operation of law or otherwise, any of their rights and obligations under this Agreement without the other party’s prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

10.6   Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

10.7  Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

10.8  Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile shall have the same force and effect as original signatures.

10.9  Survival. All covenants and agreements of the parties contained herein which are to be performed after the expiration of the Term shall survive the expiration of the Term.

10.10  Interpretation. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.

10.11  Public Announcements; Disclosure. Each party hereto shall consult with the other party prior to making any such press release, public announcement or public confirmation or disclosure regarding this Agreement as it relates to the other party, and no such press release, public announcement or public information or disclosure shall be made without prior written consent and approval of the other party. The foregoing shall not preclude either party from making any disclosure that a party reasonably believes is required by operation of law, rule or regulation or disclosing that the parties have a working relationship to prospective clients.

10.12 Manufacturer programs with Auto Groups or offered as part of a private label program to be mutually agreed upon on an account by account basis within 30 days of the signing by the Manufacturer. If a decision cannot be agreed upon, Manufacturer has the sole right to render the decision on the splitting of commissions. Any decision will be unilateral for all parties involved.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Distributorship Agreement as of the date first above written.

CARTER GROUP, INC.

Name: ___________________________

By: Butch Carter

Title: CEO

Signature: /s/ Butch Carter

SMART ENERGY SOLUTIONS, INC.

Name: ___________________________

By: Pete Mateja

Title:  CEO

Signature: /s/ Pete Mateja

EXHIBIT A

DESCRIPTION OF TERRITORY

Territory

Alaska
Florida
Illinois
Indiana
Massachusetts
Michigan
Minnesota
New Jersey
New York
Ohio
Pennsylvania
Wisconsin

Canada (All Provinces)

EXHIBIT B

DESCRIPTION OF DISTRIBUTOR’S SALES ORGANIZATION

[Not provided]

EXHIBIT C

FORM OF PURCHASE ORDER

Carter Group One

5108 Fairway Oaks Drive
Windermere, FL 34786

Purchase Order

Date	P.O. No.
6/28/2006	2

Vendor	Ship To
Smart Energy Solution	Carter Group One 5108 Fairway Oaks Drive Windermere, FL 34786

Item	Description	Qty	Rate	Amount
	example			

Total	$0.00

EXHIBIT D

PRODUCT LISTING AND PRODUCT PRICE SCHEDULE

*

___________________________
* Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.